EXHIBIT 10.8
                         DEBT CONVERSION AGREEMENT

     This Debt Settlement Agreement (the "Agreement"), entered into this 11th day of February 2002, is by and between PayStar Corporation, a Nevada corporation (hereinafter the "Company"), and Starling Securities Limited (hereinafter the "Creditor").

                                 RECITALS:

     WHEREAS, the Creditor has loaned $300,000 to the Company, as evidenced by the promissory note dated July 31, 2000 (the "Note");

     WHEREAS, the Creditor is willing to accept, and the Company is willing to issue, shares of common stock of the Company to the Creditor in full and complete satisfaction of monies owed by the Company to the Creditor pursuant to the Note at the rate of $0.10 per share for the total amount of principal and interest due pursuant to the Note on the effective date of this Agreement;

     NOW, THEREFORE, in consideration of the terms and conditions of this Agreement, the parties hereto agree as follows:

     1. Issuance of Shares. The Company shall, and hereby agrees to, issue to the Creditor 3,000,000 shares of common stock of the Company (hereinafter the "Shares") in full and complete satisfaction of $300,000, plus interest, owed by the Company to the Creditor and cancellation of the Note. Immediately upon execution of this Agreement by the Creditor, and the return of the original Note marked "CANCELED," the Company shall instruct the transfer agent for the common stock of the Company to issue to the Creditor one or more stock certificates representing the Shares.

     2. Conversion of Debt. The Creditor, for itself and for its administrators and assigns, shall, and by these presents does, accept, receive, and take the Shares from the Company as full and complete satisfaction of the $300,000, plus interest, owed to it by the Company, and hereby converts such debt into the Shares.

     3. Effective Date. The effective date of this Agreement shall be February 11, 2002.

     4. Representations and Warranties of the Company. The Company represents and warrants to the Creditor as set forth below. These representations and warranties are made as an inducement for the Creditor to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Creditor would not be parties hereto.

          a. Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada with full power and authority to enter into and perform the transactions contemplated by this Agreement.

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          b.   Performance of This Agreement.  The execution and
performance of this Agreement and the issuance of the Shares contemplated hereby have been authorized by the board of directors of the Company.

          c. Legality of Shares to be Issued. The Shares to be issued by the Company pursuant to this Agreement, when so issued and delivered, will have been duly and validly authorized and issued by the Company and will be fully paid and nonassessable.

          d. Accuracy of All Statements Made by the Company. No representation or warranty by the Company in this Agreement, nor any document or certificate delivered to the Creditor pursuant to this Agreement, contains or shall contain any untrue statement of material fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

     5. Representations and Warranties of the Creditor. The Creditor represents and warrants to the Company as set forth below. These representations and warranties are made as an inducement for the Company to enter into this Agreement and, but for the making of such representations and warranties and their accuracy, the Company would not be a party hereto.

          a. No Assignment or Transfer of Debt. The Creditor is the sole owner and holder of the Note and has not bargained, sold, assigned, conveyed, or otherwise transferred any interest in the Note.

          b. Accredited Investor Status. The Creditor is an "accredited investor" as defined in Rule 501 of Regulation D promulgated by the U.S. Securities and Exchange Commission (the "SEC").

          c. Restricted Securities. The Creditor understands that the Shares have not been registered pursuant to the Securities Act, or any state securities act, and thus are "restricted securities" as defined in Rule 144 promulgated by the SEC. Accordingly, the Creditor hereby acknowledges that it is prepared to hold the Shares for an indefinite period.

          d. Investment Purpose. The Creditor acknowledges that the Shares are being purchased for its own account, for investment, and not with the present view towards the distribution, assignment, or resale to others or fractionalization in whole or in part. The Creditor further acknowledges that no other person has or will have a direct or indirect beneficial or pecuniary interest in the Shares.

          e. Limitations on Resale; Restrictive Legend. The Creditor acknowledges that it will not sell, assign, hypothecate, or otherwise transfer any rights to, or any interest in, the Shares except (i) pursuant to an effective registration statement under the Securities Act, or (ii) in any other transaction which, in the opinion of counsel acceptable to the Company, is exempt from registration under the Securities Act, or the rules and regulations of the SEC thereunder. The Creditor also acknowledges that an appropriate legend will be placed upon each of the

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

certificates representing the Shares stating that the Shares have not been registered under the Securities Act and setting forth or referring to the restrictions on transferability and sale of the Shares.

          f. Information. The Creditor's representative has been furnished (i) with all requested materials relating to the business, finances, and operations of the Company; (ii) with information deemed material to making an informed investment decision; and (iii) with additional requested information necessary to verify the accuracy of any documents furnished to the Creditor by the Company. Such person has been afforded the opportunity to ask questions of the Company and its management and to receive answers concerning the terms and conditions of this transaction.

          g. Documents. The Creditor's representative has received and read in their entirety: (i) this Agreement, including each representation, warranty, and covenant set forth herein; (ii) the Company's annual report on Form 10-KSB for the year ended December 31, 2000; (iii) the Company's quarterly reports on Form 10-QSB for 2001; and (v) each other document filed by the Company with the SEC since December 31, 2000. Such person has relied upon the information contained therein and has not been furnished any other documents, literature, memorandum, or prospectus.

          g. Knowledge and Experience in Business and Financial Matters. The Creditor's representative has such knowledge and experience in business and financial matters that he or she is capable of evaluating the risks of the prospective investment, and that the financial capacity of the Creditor is of such proportion that the total cost of such entity's commitment in the Shares would not be material when compared with its total financial capacity.

          h. No Advertisements. The Creditor did not enter into this Agreement as a result of or subsequent to any advertisement, article, notice, or other communication published in any newspaper, magazine, or similar media or broadcast on television or radio, or presented at any seminar or meeting.

          i. Relationship to Company. The Creditor, through its representative, has a preexisting personal or business relationship with the Company or one of its officers, directors, or controlling persons, or, by reason of the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company, the Creditor has the capacity to protect its own interests in connection with the acquisition of the Shares in this transaction.

          j. Compliance with Local Laws and Regulations. To the best knowledge and reasonable belief of the Creditor, the issuance of the Shares does not violate any laws or regulations governing the issuance of securities in the jurisdiction in which the Creditor is domiciled, or in which it maintains its principal executive offices.

          k. Accuracy of All Statements Made by the Creditor. No representation or warranty by the Creditor in this Agreement, nor any document or certificate delivered to the Company pursuant to this Agreement, contains or shall contain any untrue statement of material

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

fact or omits to state or shall omit to state a material fact necessary to make the statements contained therein not misleading.

     6. Piggyback Registration Rights. The Company hereby grants to the Creditor one-time piggyback registration rights as set forth in the attached Registration Rights Agreement attached hereto and incorporated herein. The parties hereto agree to execute and deliver such agreement contemporaneous with this Agreement.

     7.   Miscellaneous Provisions

          a. Notices. All communications provided for herein shall be in writing and shall be deemed to be given or made when served personally or when deposited in the United States mail, certified return receipt requested, addressed as follows, or at such other address as shall be designated by any party hereto in written notice to the other party hereto delivered pursuant to this subsection:

               Shareholder:             Suite 2B
                                        Mansion House
                                        143 Main Street
                                        Gibraltar

               Company:                 Harry T. Martin, CFO
                                        1110 West Kettleman Lane
                                        Suite 48
                                        Lodi, CA  95240

               with copy to:            Ronald N. Vance
                                        Attorney at Law
                                        57 West 200 South
                                        Suite 310
                                        Salt Lake City, UT  84101

          b. Attorneys' Fees. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

          c. Rights Are Cumulative. The rights and remedies granted to the parties hereunder shall be in addition to and cumulative of any other rights or remedies either may have under any document or documents executed in connection herewith or available under applicable law. No delay or failure on the part of a party in the exercise of any power or right shall operate as a waiver thereof nor as an acquiescence in any default nor shall any single or partial exercise

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of any power or right preclude any other or further exercise thereof or the exercise of any other power or right.

          d. Governing Law. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of California, and any and all actions to enforce the provisions of this Agreement, shall be brought in a court of competent jurisdiction in the State of California and in no other place.

          e. Successors and Assigns. This Agreement shall be binding upon the parties and their successors and assigns and shall inure to the benefit of the other parties and successors and assigns.

          f. Counterparts. This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute one instrument.

          g. Entire Agreement. This Agreement constitutes the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all negotiations, representations, prior discussions, and preliminary agreements between the parties hereto relating to the subject matter of this Agreement.

          h. Survival of Covenants, Etc. All covenants, representations and warranties made herein shall survive the making of this Agreement and shall continue in full force and effect until the obligations of this Agreement have been fully satisfied.

          i. Partial Invalidity. If any term of this Agreement shall be held to be invalid or unenforceable, such term shall be deemed to be severable and the validity of the other terms of this Agreement shall in no way be affected thereby.

          j. Headings. The descriptive headings of the various sections or parts of this Agreement are for convenience only and shall not affect the meaning or construction of any of the provisions hereof.

          k. Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement.

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

     IN WITNESS WHEREOF, the undersigned have executed and delivered this document the day and year first above written.

COMPANY:                           PayStar Corporation

                                   By /s/ William D. Yotty
                                      William D. Yotty, Chairman


CREDITOR:                          Starling Securities Limited

                                   By /s/ Barry E. Ranford
                                   Its  Director




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